ARTICLES OF INCORPORATION
                                       OF
                     INTEGRATED MANAGEMENT INFORMATION, INC.

         The undersigned natural persons of the age of eighteen (18) years or more acting as incorporator of a corporation under the Colorado Revised Civil Statutes, Title 7, hereby adopts the following Articles of Incorporation:

                                    ARTICLE I

                                      NAME

The name of the corporation (hereinafter called "Corporation") is INTEGRATED MANAGEMENT INFORMATION, INC.

                                   ARTICLE II

                               PERIOD OF DURATION

         The period of duration of the Corporation is perpetual.

                                   ARTICLE III

                               PURPOSES AND POWERS

         The purpose for which this Corporation is organized is to transact all lawful business for which corporations may be incorporated pursuant to the Colorado Corporations Code.

                                   ARTICLE IV

                                 CAPITALIZATION

         The total number of shares of stock which the Corporation shall have the authority to issue is one hundred million (100,000,000) shares, consisting of ninety-five million (95,000,000) shares of Common Stock having a par value of $.001 per share and five million (5,000,000) shares of Preferred Stock having a par value of $.001 per share.

A.   Preferred Stock

The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Colorado, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.


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1. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

         a. The number of shares constituting that series and the distinctive designation of that series;

         b. The dividend rate on the shares of that series, whether dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         c. Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

         d. Whether that series shall have conversion privileges and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         e. Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         f. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund;

         g. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

         h. Any other relative rights, preferences and limitations of that series.
2. Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on Common Stock with respect to the same dividend period.

3. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

4. Unless otherwise provided in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, no holder of Preferred Stock shall have any pre-emptive right as such holder to subscribe for, purchase or receive any part of any new or additional issue of capital stock of any class or series, including unissued and treasury stock, or obligations or other securities convertible into or exchangeable for capital stock of any class or series, or warrants or other instruments evidencing rights or options to subscribe for, purchase or receive any capital stock of any class or series, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

         B.       Common Stock

1. Subject to the prior and superior rights of the Preferred Stock and on the conditions set forth in the foregoing parts of this Article or in any resolution of the Board of Directors providing for the issuance of any particular series of Preferred Stock, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

2. Except as otherwise provided by law, by this Certificate of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issue of any series of the Preferred Stock, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, each holder of the Common Stock being entitled to one vote for each share held.

3. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock of each series shall have been paid in full the amount to which they respectively shall be entitled, or a sum sufficient for such payments in assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests, to the exclusion of the holders of the Preferred Stock.


                                    ARTICLE V

                                REGISTERED OFFICE

         The address of the principal office and principal place of business of the corporation is Brookside Office Park, 801 South Perry St. #110, Castle Rock, CO 80104.

                                   ARTICLE VI

                                REGISTERED AGENT

         The Registered Agent for the corporation is Jay D. Belk and his address is Brookside Office Park, 801 South Perry Street #110, Castle Rock, Colorado 80104.

                                   ARTICLE VII

                                    DIRECTORS

         The Corporation shall be governed by a Board of Directors consisting of four directors or such number as shall be fixed the Corporation's bylaws.

                                  ARTICLE VIII

                                  INCORPORATOR

         The name and address of the incorporator is:

         Hank Vanderkam
         Vanderkam & Associates
         1301 Travis, #1200
         Houston, TX 77002

                                   ARTICLE XI

                           DENIAL OF PREEMPTIVE RIGHTS

         There shall be no preemptive right to acquire unissued and/or treasury shares of the stock of the Corporation.

                                    ARTICLE X

              LIMITATION ON LIABILITY FOR BREACH OF FIDUCIARY DUTY


         The personal liability of a director to this Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director is hereby eliminated; except that such provision shall not eliminate or limit the liability of a director to the Corporation or its shareholders for monetary damages for:


         1. Any breach of the director's duty of loyalty to the Corporation or to its shareholders;

         2. Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

         3. Acts specified in Section 7-108-403 of the Colorado Revised Status, as amended or any successor thereto; or

         4. Any transaction from which the director derived an improper personal benefit.

                                   ARTICLE XI

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

This Corporation shall indemnify and advance expenses to its Directors, officers, employees and agents to the fullest extent permitted by Section 7-109-101, et seg., Colorado Revised Statutes, or any corresponding provision of subsequent law, as the same may be amended from time to time; and each Director, officer, employee and agent of the Corporation shall be entitled to be indemnified and have expenses advanced by the Corporation to the fullest extent possible permitted by Section 7-109-101, et seg., Colorado Revised Statutes, or any corresponding provision of subsequent law, as the same may be amended from time to time. Provided, however, that if any amendement to the Colorado Corporation Code shall operate to limit, reduce or eliminate any person's rights to indemnification under this paragraph, then each of such persons wshall be indemnified by the Corporation to the fullest extent permitted by the Colorado Corporation Code immediately prior to the effectiveness of such indemnification allowed or provided by law, by these Articles of Incorporation, by the Bylaws of the Corporation, by any resolution of the Corporation, or pursuant to any insurance policy owned by the Corporation pertaining thereto. The provisions hereof shall continue to apply to any person who has ceased to be a Director, officer, employer or agent of the Corporation, and shall inure to the benefit of the heirs, executors, administrators and personal representatives of any such person.




DATED this ___ day of March  2006.                   Incorporator:

                                                     ------------------------
                                                     Hank Vanderkam
                                                     Vanderkam & Associates
                                                     1301 Travis, #1200
                                                     Houston, TX 77002


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STATE OF TEXAS                      ss.
                                    ss.
COUNTY OF HARRIS                    ss.



On ______________, 2006 personally appeared before me, a Notary Public, Hank Vanderkam, who acknowledged that he executed the above document in his capacity as Incorporator of Integrated Management Information, Inc.

                               --------------------------
                               Notary Public for the State of Texas

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